As filed with the Securities and Exchange Commission on August 27, 2007
Registration No. 333-__________

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SECURITY WITH ADVANCED TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	20-1978398
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Scott G. Sutton President Security With Advanced Technology, Inc. 10855 Dover St., Suite 1000 Westminster, CO 80021 (303) 439-0372
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

Copies to:
Adam J. Agron
Brownstein Hyatt Farber Schreck, P.C.
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
(303) 223-1100
Fax: (303) 223-1111

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  X  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(3)		Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock(1)	13,353,397		$3.75	$50,075,238.75	$1,537.31

Common Stock Purchase Warrants -
SWATW(2)	3,492,467		$0.33	$1,152,514.11	$35.38

Total	16,845,864	$		$51,227,752.86	$1,572.69

(1)	Represents (i) 1,693,716 shares of common stock, (ii) 2,040,587 shares of common stock issuable upon the conversion of shares of the Registrant's Series A Convertible Preferred Stock and (iii) 9,619,094 shares of common stock underlying warrants to purchase common stock, in each case being registered for resale on behalf of selling shareholders of such securities (hereinafter referred to as the "selling shareholders") and, pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling shareholders.

(2)	Represents 3,492,467 common stock purchase warrants expected to trade on the Nasdaq Capital Market under the symbol “SWATW” being registered for resale on behalf of the selling shareholders and, pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling shareholders.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed without notice. Security With Advanced Technology, Inc. and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Security With Advanced Technology, Inc. and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Security With Advanced Technology, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated August 27, 2007

13,353,397 shares of Common Stock and
3,492,467 "SWATW" Common Stock Purchase Warrants

SECURITY WITH ADVANCED TECHNOLOGY, INC.

This prospectus relates to 1,693,716 shares of common stock, 2,040,587 shares of common stock underlying convertible preferred stock, 9,619,094 shares of common stock underlying warrants to purchase common stock and 3,492,467 warrants to purchase common stock trading on the NASDAQ Capital Market under the symbol “SWATW” (the “‘SWATW’ Warrants”), of Security With Advanced Technology, Inc. which may be offered by the selling shareholders identified on page 15 of this prospectus for their own account.

We will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

The shares of common stock and warrants being offered pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling shareholders to the public without restriction. Each of the selling shareholders and the participating brokers or dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares or warrants by the selling shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is traded on the NASDAQ Capital Market under the symbol “SWAT” and our “SWATW” Warrants are traded on the NASDAQ Capital Market under the symbol “SWATW.” On August 24, 2007, the last reported sale price of our common stock was $3.75 per share and the last reported sale price of our “SWATW” Warrants was $0.33 per warrant.

Investing in our common stock and warrants involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2007.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained or incorporated by reference in this prospectus.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into the prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. Please see the “Cautionary Note Regarding Forward-Looking Statements” in our Form 10-KSB for the year ended December 31, 2006, as amended, for a discussion of certain important factors that relate to forward-looking statements contained in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

These forward-looking statements are subject to numerous risks, uncertainties and assumptions about us, including the factors described under the caption “Risk Factors” in this prospectus. The forward-looking events we discuss in this prospectus might not occur in light of these risks, uncertainties and assumptions. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

Overview of Our Business

Security With Advanced Technology, Inc. (NASDAQ: SWAT and SWATW), sometimes referred to in this prospectus as the “Company,” is a provider of high-tech security products and services, which include non-lethal personal protection devices, surveillance and intrusion detection systems and mobile digital video surveillance solutions. Our products and services are designed for government agencies, military and law enforcement, as well as transportation, commercial facilities and non-lethal personal protection segments. The nature of our business includes sales and marketing, engineering, customer support, manufacturing, administration and finance. We maintain facilities and/or personnel to support these efforts in Westminster, Colorado, and Sacramento, California.

Our business has established three strategic business divisions: Avurt International, Veritas Tactical and Vizer Group.

Avurt International

Avurt International’s IM-5 launcher is scheduled to be released in the third quarter 2007. The IM-5 launcher will be laser aimed and fire a projectile up to 40 feet away. The projectile breaks on impact and disperses a cloud of potent pepper-based powder that causes a severe, debilitating reaction to anyone in the target area.

This product is designed for consumers for personal protection. We expect the Avurt launcher to be more durable, smaller and lighter than the current options sold in the market today, and designed to address the needs of a much larger audience than any product sold along these lines to date.

We will initially distribute the Avurt products focusing on the market segments of consumers, security personnel and delivery personnel. The IM-5 is also being designed for its existing law enforcement agency customers with a fixed handle.

We expect to serve our customers’ needs and generate revenue from follow-on consumable sales of refill projectiles and air canisters that are required with each usage of the launcher.

Veritas Tactical

Launched in January 2007, the Veritas Tactical division creates innovative training systems and tools to increase the quality of training for law enforcement, militaries, both private and government, and civilians, while decreasing their potential liability and saving lives.

Veritas Tactical is currently training the U.S. Marines in ground warfare techniques to prepare them for combat situations they will likely face in Iraq. It is extremely rare for the Marines, or any branch of the armed services, to seek instruction from civilians, which is a testament to the high level of innovation that Veritas has achieved.

Veritas Tactical’s training platform addresses the greater than $1.5 billion annual force-on-force training market for military and police in the U.S. alone. Veritas Tactical’s product development group creates innovative training tools and training aids drawing on decades of experience in product research, development and consulting. Veritas Tactical recently announced its SafeMunitions™ unit, a conversion unit that will allow real firearms to safely fire marking and non-marking training projectiles. The SafeMunitions™ unit is anticipated to launch during the first quarter of 2008.

2

Vizer Group

Vizer Group specializes in product design, system design, engineering, installation, and integration of facility security systems including access control, video surveillance, intrusion detection, and wireless mesh network systems. With a focus on network centric technology and hosted services, Vizer developed a unique solution called CommandGrid™ which gives customers complete control over access, alarms and video systems remotely through a secure and easy-to-use website. This product is sold primarily on the basis of a monthly service fee thereby creating recurring revenue. Our customers in this division include Lockheed Martin, Remington Arms, Johnson & Wales University, ConAgra Foods and Ameriquest Mortgage.

Vizer has also recently added ShiftWatch™ and AgileMesh Rapidly Deployable Video Surveillance™ as product lines. ShiftWatch™ is a product line of mobile digital video surveillance solutions for public transportation and general security applications. ShiftWatch’s™ full-motion, high-resolution video system utilizes patent-pending video streaming technology and GPS synchronization capabilities to provide agencies with data security and reliability. The United States Patent and Trademark Office has notified us through our legal counsel that they are currently examining our patent application we filed in November of 2001, that holds numerous claims relative to the method and manner of handling the digital video streams and recording of same and use of MPEG video. AgileMesh is a Rapidly Deployable Video Surveillance™ system which is sold to and used by first responders to gain video access to buildings immediately upon arrival at a scene.

Recent Development

On July 10, 2007, we acquired the spherical projectile business of Perfect Circle Projectiles, LLC, the industry’s leading producer of non-lethal spherical projectiles, for tactical and related uses in our new launchers. The acquisition includes Perfect Circle’s and one of its affiliate’s domestic and international patent portfolio, trade secrets, machinery, tooling and associated assets and rights. Perfect Circle has been producing high quality, reliable projectiles since 1991 and is believed to be one of the only companies in the world producing effective powder filled projectiles for use in non-lethal markets.

Background of the Company

We were organized as a partnership in September 1999 and subsequently incorporated in Montana in January 2000. In December 2004, we reincorporated in Colorado. During July 2005, we completed our initial public offering, resulting in the sale of 1,380,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock, exercisable at $9.00 per share. The public offering raised approximately $8,280,000 in gross proceeds for us. In October 2006, we changed our name from A4S Security, Inc. to Security With Advanced Technology, Inc.

Our executive offices are located at 10855 Dover St., Suite 1000, Westminster, CO  80021. Our telephone number is (303) 439-0372. Our websites are www.swat-systems.com and www.avurt.com. The information on our websites is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our common stock or warrants.

RISK FACTORS

An investment in our common stock and warrants involves significant risks. You should read these risk factors before deciding whether to invest in our Company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

We have a limited history of product sales and have incurred substantial losses since inception, which makes it difficult to evaluate our prospects and the merits of investing in our securities.

We were formed in September 1999. For approximately four years, we were primarily engaged in the research and development of our initial security product, the MIL-4000, under a contract with the United States Air Force, which was our only product until 2003, when we commercially released ShiftWatch® TVS™, which has only minimal sales to date. As a result of our limited operating history, we have a limited amount of sales and financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges of attempting to introduce new products in new and developing markets. We may not address these risks, and our business strategy may not prove successful.

In 2005, we had revenues of $108,500 and incurred a net loss of $4,193,000. In 2006, we had revenues of $296,000 and incurred a net loss of $9,347,000. We expect to continue to incur significant sales, marketing, general and administrative and product development expenses in connection with the development of our business. Although we believe that our sales will begin to increase and currently we have open orders of approximately $1.5 million in process, substantially all of which are dependent upon the ability of the Company to successfully install the ShiftWatch product, we expect to incur a net loss for most if not all of 2007.

If we are unable to raise additional working capital, we will be unable to fully fund our operations and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately our going out of business.

We currently have approximately $2.0 million of cash on hand, including proceeds of a funding that closed in March and April 2007, to fund our operations going forward.  We believe that cash generated by the operations of our businesses in conjunction with available working capital should be sufficient to continue our business for approximately the next four to six months.  Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through an acquisition of new products, the depletion of our working capital would be accelerated.  To the extent it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to raise additional capital through a secured or other borrowing arrangement or to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing.  We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to the Company or disadvantageous to our existing shareholders.

Even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to the Company or disadvantageous to our existing shareholders.  For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register.  If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations.  We also might be required to sell or license our products or technologies under disadvantageous circumstances we would not otherwise consider, including granting licenses with low royalty rates and exclusivity provisions.

Historically, our revenues have been generated by only one principal customer, and we will be unable to operate profitably unless we expand our customer base.

Our success depends on our ability to market and enhance our products to meet and maintain our current customers’ and potential customers’ needs. We have produced security products which have been installed in buses operated by KCATA. KCATA accounted for substantially all of our sales in 2005 and continued to be a significant customer in 2006. We believe that our ability to substantially increase our revenues and generate net income is contingent on successfully expanding our sales and marketing efforts, particularly in our Avurt division which we foresee comprising a substantial portion of our overall business in the near future, and our consummation of additional sales orders and contracts. If we are unable to expand our customer base, we will be unable to operate profitably.

Our marketing efforts are focused on three distinct areas which include consumer markets, private enterprise and municipalities or quasi-governmental agencies, such as mass transit authorities and law enforcement agencies, which can have prolonged buying cycles and operate under voter mandated budget constraints. As a result, sales to these potential municipalities or quasi-governmental agencies could be delayed or not achieved.

We anticipate that our primary customers in the near future will be a combination of consumers, private enterprise and municipalities or quasi-governmental agencies, such as mass transit authorities and law enforcement agencies. Municipalities generally have prolonged purchase and buying cycles and generally require compliance with specified proposal and request for proposal conditions. They typically have budget considerations and buying patterns frequently tied to fiscal year considerations. In order to do business with certain customers we may also be subject to a number of public policies covering procurement procedures. As a result of these prolonged buying cycles and particular procurement procedures as well as voter mandated budgetary constraints, our sales to these potential customers could be delayed or not achieved.

Some of our end-users are subject to budgetary and political constraints that may delay or prevent sales.

Some of our end-user customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays which frequently occur in connection with the acquisition of products by such agencies.

With respect to our mobile digital video products we may not achieve substantial business from governmental agencies because of our brief operating history and absence of a prior relationship.

Within our mobile digital video product line we expect to derive a significant amount of our future revenues from sales made to municipalities and other governmental agencies. Governmental agencies or quasi-governmental agencies are more likely than private sector clients to provide business based on our reputation and our relationship with the agencies. We have a brief operating history and only a few principal customers. Accordingly, it may be more difficult for us to establish substantial business with agencies. Also, if for any reason our reputation or relationship with a governmental agency is impaired, or if levels of government expenditures and authorizations for our products do not increase or shift to products in areas where we do not provide products, our business generated from governmental sources may be materially and adversely affected.

Our growth plans will be hindered if the markets for our products do not develop as anticipated.

The markets for our security, surveillance and personal protection products are still emerging. Our growth is dependent on, among other things, the size and pace at which the markets for our products develop. If the markets do not grow as we anticipate, our growth plans will not be realized. Continued growth may be hindered, for many reasons, including products deemed to be superior to ours that are offered by our competitors, our customers experiencing technical difficulty in utilizing our products, or our customers achieving their security and protection objectives by using alternative solutions.

Performance issues with the ShiftWatch TVS 300 product and its replacement successor product, the TVS 400, affect our ability to successfully complete contract installations and may cause customers to terminate their contracts with us.

We experienced performance issues with our TVS 300 product when it was released in late 2006. This has caused delays in successfully installing acceptable working products under the terms of contracts with several of our customers. We have developed a new generation product to replace the TVS 300, the TVS 400, however, if we are not successful in making product modifications to achieve working products on a timely basis, certain customers may attempt to terminate their contracts, resulting in additional costs and potentially lost revenue for us.

Product modifications, upgrades and enhancements may affect our ability to successfully market our products. In addition, we are in the process of introducing a series of new products created by our company which are untried in the market place.

We have experienced problems with our surveillance software and like any software product, it will require modifications. We are also continually engaged in seeking product upgrades and enhancements as well as developing and introducing new products. As we move forward with these changes, we may experience delays due to programming or product development. Such delays may impact our ability to meet delivery schedules or other commitments to customers or prospective customers and may ultimately result in our inability to successfully market our products.

Our surveillance products, exclusive of the software, are currently produced and assembled with generally available off-the-shelf components. Should technological changes in the product be necessary that would make such off-the-shelf components no longer workable, it could have an impact on our ability to deliver finished products, as well as our costs to have such products manufactured.

Changes in technology, product features required by customers and product features offered by our competitors may affect our ability to successfully market our products.

Technological and software based products continue to evolve and change in the marketplace and will require modifications to our products. We are also continually engaged in seeking product upgrades and enhancements and future product development requirements may involve delays in product advancement and additional costs. Such changes and additional costs may impact our ability to successfully market our products.

We rely upon patents, trademarks and trade secrets to protect our proprietary rights that we believe give us a competitive advantage; however, such intellectual property protections may not be broad enough, could be successfully challenged or may become useless as competitors independently develop similar technologies. Enforcement of intellectual property rights is expensive and involves a significant amount of management resources, which could decrease our revenues, and, if we lose, defeat our competitive advantage.

Our ability to compete depends to a significant degree upon the protection of our products and other proprietary technology rights. We may not be able to protect our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, trade secrets and non-disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

•	our pending patent applications may not result in the issuance of patents;
•	any patents issued to us may not be broad enough to protect our proprietary rights;
•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;
•	current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents; and
•	former employees, consultants or contractors may violate their confidentiality or non-compete agreements with us leading to a loss of proprietary intellectual property.

In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees and consultants to execute confidentiality agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships. Also, other companies may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets. We intend to market our products in many different countries, some of which we will not have patents in or applied for. Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle, and thus could reduce our income or increase our net loss.

We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our products without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Our business, operating results and financial condition could be harmed by a reduction in income or an increase in our net loss if any of these events occurred.

On April 13, 2007, a complaint was filed in United States District Court, Southern District of California, Case No. ‘07CV 0672 JAH POR, by PepperBall Technologies, Inc., referred to herein as PTI, against the Company, Vizer Group and Avurt. PTI alleges in the civil action that the prospective manufacture and distribution of our non-lethal projectile launchers infringed certain of their patents and breached a Reseller Agreement and Non- Disclosure Agreement between Vizer Group and PTI. PTI is seeking (a) unspecified damages for the alleged patent infringement and breach of contract, (b) an injunction to prohibit further alleged patent infringement and (c) other relief and costs. We are vigorously defending this matter, including exploring all legal rights and remedies available to us to protect our products, technology and brand, such as pursuing counterclaims against PTI, if appropriate. If we are unsuccessful in defending this lawsuit, our ability to sell the Avurt launcher could be prohibited or, at a minimum, significantly impaired and delayed. If we are unable to sell the Avurt launcher or if such sale is impaired or delayed, our future revenue from such product, which is expected to represent a very significant portion of our business in the future, could be eliminated or significantly reduced.

In addition, we may indemnify certain of our customers against certain claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and such customers against infringement claims. In the event of a claim of infringement, our customers and we may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. An adverse decision in a lawsuit or failure to obtain any such required licenses could limit our ability to market our products resulting in a loss of revenues and could require us to restructure our operations.

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth effectively with our limited resources.

We expect that the expansion of our business may place a strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train and retain additional highly skilled executive level management, logistics and sales personnel. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our operating results will suffer.

Our competitors may have greater resources or sales and marketing capabilities than we have, and we may not have the resources necessary to successfully compete with them.

The security, surveillance and personal protection businesses are highly competitive, and we may face increasing competition. We expect that many of our competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than we have. Therefore, our efforts to increase sales may be unsuccessful. In addition, the security, surveillance and personal protection markets we are focused in are all characterized by rapid technological change. New product introductions or other technological advancements could make some or all of our products obsolete.

We are materially dependent on the acceptance of our personal protection products by the law enforcement and corrections market, and if law enforcement and corrections agencies do not purchase such products, our revenues will be adversely affected and we may not be able to expand into other markets.

A substantial number of law enforcement and corrections agencies may not purchase our pepper-based, non-lethal personal protection devices. In addition, if our products are not widely accepted by the law enforcement and corrections market, we may not be able to expand sales of our products into other markets. Law enforcement and corrections agencies may be influenced by claims or perceptions that pepper-based weapons are unsafe or may be used in an abusive manner. Sales of our products to these agencies may also be delayed or limited by these claims or perceptions.

Our personal protection device business will substantially depend on sales of our launcher and related cartridges, and if these products are not widely accepted, our growth prospects will be diminished.

Our personal protection device revenues will predominantly depend on sales of our launcher and related cartridges, which have not yet been released to the market. The development of these products is complex, and we may experience delays in completing the development and introduction of these products. We cannot provide any assurance that these products, or any other products that we may develop in the future, will achieve market acceptance. Our inability to release these products or their failure to achieve broad market acceptance, would significantly harm our growth prospects, operating results and financial condition. Further, if we fail to develop new products on a timely basis that achieve market acceptance, our business, financial results and competitive position could be adversely affected.

To the extent demand for our personal protection products increases, our future success will be dependent upon our ability to ramp manufacturing production capacity.

Although we currently market personal protection devices manufactured and designed by others, we have begun to market our own launchers. To the extent demand for that product, or other products we may develop, increases significantly in future periods, one of our key challenges will be to ramp our production capacity to meet sales demand, while maintaining product quality. We plan to use a contract manufacturer for these products. Our inability to meet any future increase in sales demand or effectively manage our expansion could have a material adverse affect on our revenues, financial results, and financial condition.

Our services and reputation may be adversely affected by product defects or inadequate performance.

Management believes that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications or are defective in any way, our reputation may be materially adversely affected and we may suffer a loss of business and a corresponding loss in revenues. For example, we have had to discard the ShiftWatch® TVS 300 product, in favor of developing the TVS 400 product, which has caused numerous delays in scheduling and installation due to the time required to develop and test this new product. We have had success in our early installations with both the product hardware and software performance. Delays in installation time has had a negative effect on our relationships with customers and may have damaged our reputation in the industry.

Our operating results may fluctuate, which makes results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this Risk Factors section, and the following factors, may affect our operating results:

•	Our ability to expand our customer base;
•	Our ability to penetrate the law enforcement and the general security applications markets;
•	Our plans to increase our marketing personnel and other marketing costs to further our growth strategy;
•	Our plans to continue to develop new and improved product offerings;
•	Our intent to focus on long-term goals over short-term results;
•	General economic conditions and those economic conditions which could specifically affect purchasing by our target customers; and
•	Geo-political events such as war, threat of war or terrorist actions.

Our Independent Registered Public Accounting Firm added an emphasis paragraph to their audit report describing an uncertainty related to our ability to continue as a going concern.

Due to our continued losses and limited capital resources our Independent Registered Public Accounting Firm has issued a report that describes an uncertainty related to our ability to continue as a going concern. The auditors’ report discloses that we did not generate significant revenues in 2006, we incurred a net loss of approximately $9,347,000 and consumed cash in operating activities of approximately $5,651,000 in 2006. These conditions raise substantial doubt about our ability to continue as a going concern and may make it difficult for us to raise capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our financial results could be adversely affected by changes in accounting rules governing the recognition of stock-based compensation expense, which would reduce our income or increase our losses.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective method. SFAS 123R requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123R also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period). Prior to adopting SFAS 123R, we accounted for stock-based compensation plans under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed and the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. We previously adopted the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Through December 31, 2005, we applied APB No. 25 and related Interpretations in accounting for our stock-based employee compensation plans. Accordingly, no compensation expense had been recognized for options granted to employees at fair market value. During the year ended December 31, 2006, we recorded compensation expense related to stock options that increased the net loss by $643,165, and basic and diluted net loss per share by $0.15. The stock based compensation expense was included in operating expenses in the statement of operations.

Compliance with the new corporate governance requirements to which we will be subject as a public company will cause us to incur significant costs, and the failure to comply with such requirements will expose us to investigations and sanctions by regulatory authorities.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the NASDAQ Stock Market. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future.

In particular, we will be required to include management’s report on internal control as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of Sarbanes-Oxley. We are in the process of evaluating our internal control systems in order (i) to allow management to report on, and our independent auditors to attest to, our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to comply with the other provisions of Section 404 of Sarbanes-Oxley. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations. Furthermore, there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of Sarbanes-Oxley, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or the NASDAQ Stock Market. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. We expect that Sarbanes-Oxley and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our shareholders.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our Company, even if it were beneficial to our shareholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Among other things, these provisions:

•	authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval and deter or prevent a takeover attempt;
•	authorize shareholder action only by unanimous written consent, thereby effectively requiring all shareholder actions to be taken at a meeting of our shareholders; and
•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates.

Failure to maintain adequate general liability, commercial, and product liability insurance could subject us to adverse financial results.

Any general, commercial, and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain our general liability, product liability, and commercial insurance on reasonable terms.

We may face personal injury, wrongful death and other liability claims that harm our reputation and adversely affect our sales and financial condition.

Our personal protection products are often used in aggressive confrontations that may result in serious, permanent bodily injury or death to those involved. Our products may cause or be associated with these injuries. A person injured in a confrontation or otherwise in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. If successful, personal injury, misuse and other claims could have a material adverse effect on our operating results and financial condition. Although we carry product liability insurance, we may incur large legal expenses in defending these lawsuits and significant litigation could also result in a diversion of management’s attention and resources, negative publicity and a potential award of monetary damages in excess of our insurance coverage. The outcome of any litigation is inherently uncertain and there can be no assurance that our existing or any future litigation will not have a material adverse effect on our revenues, our financial condition or financial results.

Government regulation of our products may adversely affect sales.

                Federal regulation of sales in the United States:  Our personal protection devices are not firearms regulated by the Bureau of Alcohol, Tobacco, Firearms and Explosives, but are consumer products regulated by the United States Consumer Product Safety Commission. Although there are currently no federal laws restricting sales of our personal protection devices in the United States, future federal regulation could adversely affect sales of our products.

                Federal regulation of international sales:  Our personal protection devices are controlled as a “crime control” product by the United States Department of Commerce, or DOC, for export directly from the United States. Consequently, we must obtain an export license from the DOC for the export of our personal protection devices from the United States other than to Canada in the event that we offer our products for sale outside the United States in the future. Our inability to obtain DOC export licenses on a timely basis for sales of our devices to international customers could significantly and adversely affect our international sales.

                State and local regulation:  Our personal protection devices are controlled, restricted or their use prohibited by several state and local governments. Our personal protection devices are banned from private citizen sale or use in eight states: New York, New Jersey, Rhode Island, Michigan, Wisconsin, Massachusetts and Hawaii. Some municipalities may prohibit private citizen use of our products but it is difficult to monitor specific city and county regulations associated with devices which launch projectiles with inhibiting substances. Other jurisdictions may ban or restrict the sale of our products and our product sales may be significantly affected by additional state, county and city governmental regulation.

                Foreign regulation:  Certain foreign jurisdictions may prohibit the sale of personal protection devices, limiting our international sales opportunities. We have not yet assessed the regulatory treatment of personal protection devices outside the United States, however, if governments, agencies or other regulatory bodies outside the United States restrict the sale or use of our products, such regulations could significantly and adversely affect our ability to obtain international sales.

Risks Related to the Merger with Vizer Group and the Acquisition of the Spherical Projectile Business of Perfect Circle Projectiles

The earn-out provisions for the Vizer Group merger should not be considered to be predictions of future performance.

The description of the earn-out provision that is contained in the merger agreement with Vizer Group was the result of negotiations between us and Vizer Group. They should not be considered to be predictions of future performance by Vizer Group.

Impairment of goodwill and other intangible assets could result in significant future charges that could jeopardize our ability to raise capital.

Goodwill and other intangible assets were acquired and recorded, but have yet to be allocated in connection with the merger and the acquisition. U.S. generally accepted accounting principles, or GAAP, require that we assess the fair values of acquired businesses at least annually in order to identify any impairment in the values. If we determine that the fair value of an acquired business is less than the net assets of the business, including goodwill, an impairment loss would be identified and recorded at that time. Future assessments of each of the merger’s and the acquisition’s fair value could identify material impairment losses resulting in substantial write-offs of goodwill and other intangible assets. Such adjustments could have material adverse effects on our results of operations and our financial position.

Our future business success will be in part dependent upon our successful integration of the acquired businesses.

Mergers and acquisitions involve numerous risks, including the following:

•	Difficulties in integrating the operations, technologies, products and personnel of the acquired businesses;
•	Diversion of management's attention from normal daily operations of the business;
•	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets may have stronger market positions;
•	Initial dependence on unfamiliar partners;
•	Insufficient revenues to offset increased expenses associated with the merger or the acquisition; and
•	The potential loss of key employees of the acquired businesses.

The merger or acquisition may also cause us to:

•	Issue common stock that will dilute our current shareholders' percentage ownership;
•	Record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges;
•	Incur amortization expenses related to certain intangible assets;
•	Incur large and immediate write-offs, and restructuring and other related expenses; and
•	Become subject to litigation.

Mergers and acquisitions are inherently risky, and no assurance can be given that the acquired businesses will be successful and will not materially adversely affect our business, operating results or financial condition. Our future performance will depend, in part, upon our ability to manage our growth effectively, which will require that we implement management information systems capabilities, coordinate engineering, accounting, finance, marketing, and operations, and hire and train additional personnel. Failure by us to develop adequate operational and control systems or to attract and retain highly qualified management, financial, technical, sales and marketing and customer care personnel could materially adversely affect our ability to integrate the businesses we acquired. We may not be able to maintain the quality of our operations, control our costs, comply with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

Risks Related to Our Securities

The public market for our securities was recently established, and the market prices of our common stock and “SWATW” Warrants could be volatile and could decline, resulting in a substantial loss in your investment.

We completed our initial public offering in July 2005, so a trading market for our securities was only established in late 2005. An active trading market for our securities may not be sustained, which could affect your ability to sell your securities and could depress the market price of your securities. The stock market in general and the market for technology-related securities in particular, has been highly volatile. As a result, the market prices of our common stock and “SWATW” Warrants are likely to be similarly volatile, and investors in our common stock and “SWATW” Warrants may experience a decrease in the value of their holdings of such securities, including decreases unrelated to our operating performance or prospects. The market prices of our common stock and “SWATW” Warrants could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus. In the past securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation against us could result in substantial costs and divert our management’s attention and resources.

Your ownership could be diluted by future issuances of our stock, options, warrants or other securities.

Your ownership in the Company may be diluted by future issuances of capital stock or the exercise of outstanding or to be issued options, warrants or convertible notes to purchase capital stock. In particular, we may sell securities in the future in order to finance operations, expansions or particular projects or expenditures.

You may not be able to resell shares of our common stock or our “SWATW” Warrants on favorable terms.

Although our common stock and “SWATW” Warrants have been quoted on the NASDAQ Capital Market under the symbol “SWAT” and “SWATW,” respectively, since August 25, 2005, the trading in our securities has been limited and sporadic. A consistently active trading market for our securities may never be developed, or sustained if it emerges. In addition, the market prices of our securities on NASDAQ have been extremely volatile. For example, our 52 week trading range closing sale price for our common stock has fluctuated between a low of $3.36 and a high of $9.50 while the closing sale price for our “SWATW” Warrants has fluctuated between a low of $0.31 and a high of $2.19. We cannot assure you that you will be able to sell these securities at attractive prices, that you will be able to sell these securities at any particular price, or that you will be able to sell these securities when you wish.

The offering price of the units, the exercise price of the warrants and the conversion price of the promissory notes issued in the October 2006 and March and April 2007 private placements were arbitrarily determined.

The price of the units, the exercise price of the warrants and the conversion price of the promissory notes issued in the October 2006 and March and April 2007 private placements do not necessarily bear a relationship to our assets, book value or other recognized criteria of value and should not be regarded as an objective valuation or an indication of any future resale value of the shares or warrants.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

When the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

There is a risk of dilution from the exercise of existing options and warrants, which may lead to potential difficulty in obtaining additional equity capital.

Our common stock may become diluted if warrants and options to purchase our common stock are exercised. These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act, or an exemption such as Rule 144 under the Securities Act, may have a dilutive effect on the market for the price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected.

We have authorized, but unissued, shares of preferred stock available for issuance, which could negatively affect the value of our common stock.

Our articles of incorporation currently authorize the issuance of 5,000,000 shares of our preferred stock, 2,800,000 of which have been designated as Series A Preferred Stock and 2,338,505 shares of which Series A Preferred Stock were outstanding on August 24, 2007. Our board of directors has the power to issue any or all of these undesignated additional shares without shareholder approval; and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of common stock.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock or the “SWATW” Warrants registered pursuant to the registration statement on Form S-3 of which this prospectus is a part. However, we may receive cash consideration from the exercise of warrants held by the selling shareholders.

SELLING SHAREHOLDERS

The securities being offered by the selling shareholders consist of (a) shares of common stock underlying the Series A Preferred Stock contained in the convertible promissory note units we issued in March and April 2007, (b) shares of common stock issuable upon exercise of warrants issued in October 2006 and March and April 2007, (c) “SWATW” Warrants issued in October 2006 and March and April 2007, (d) common stock issued in connection with offerings between December 2002 and October 2004 and (e) shares of common stock underlying certain placement agent and advisor common warrants, in each case as described below. We are registering certain of the securities pursuant to registration rights agreements we entered into in connection with the private placements, as described below, and in each case in order to permit the selling shareholders to offer the securities for resale from time to time.

We completed a private placement consisting of $5,199,900 of principal amount promissory notes and three warrants for aggregate proceeds of $5,199,900 in March 2007, and $800,000 of principal amount promissory notes and two warrants for aggregate proceeds of $800,000 in April 2007. The terms of the securities issued in the March and April 2007 private placement are identical, except as noted below. The notes bear interest at 5.1% per annum and were originally due September 30, 2007. Each $3.00 of principal and interest due under the notes automatically converted into one share of our Series A Preferred Stock upon shareholder approval of such conversion at the 2007 annual meeting of our shareholders held on July 19, 2007. As a result, we issued 2,031,907 shares of Series A Preferred Stock upon such conversion. Each share of Series A Preferred Stock is non-voting, pays no dividends, contains no liquidation preference and is convertible into one share of our common stock.

The warrants issued in March 2007 are convertible into an aggregate of up to 4,333,250 shares of common stock and consist of three separate warrants with the following terms: warrant “A” is exercisable at $4.75 for an aggregate of up to 1,733,300 shares of common stock per share and expires four years from closing; warrant “B” is exercisable at $5.00 per share for an aggregate of up to 866,650 shares of common stock and expires four years from closing; and the “SWATW” Warrant is exercisable for an aggregate of up to 1,733,300 shares of common stock with terms mirroring exactly the terms of our current publicly-traded warrants, trading under the symbol: “SWATW.” Generally, the “SWATW” Warrants are exercisable at $9.00 per share, expire in July 2010 and are redeemable by us beginning on July 18, 2008 for $0.10 each, under defined conditions, including a minimum trading price of our common stock of $13.50 per share.

The warrants issued in April 2007 are convertible into an aggregate of up to 533,334 shares of common stock and consist of two separate warrants with the following terms: warrant “A” is exercisable for an aggregate of up to 266,667 shares of common stock; and the “SWATW” Warrant is exercisable for an aggregate of up to 266,667 shares of common stock. The terms of the April 2007 warrants “A” and the “SWATW” Warrants are otherwise identical to the respective terms of the March 2007 warrants “A” and the “SWATW” Warrants. We did not issue any warrants “B” in April 2007. All March and April 2007 warrants are exercisable in cash, commencing six months after their respective closing dates, and contain customary anti-dilution rights for stock splits and stock dividends.

Pursuant to the terms of registration rights agreements entered into in connection with the March and April 2007 private placement, we are registering in the registration statement on Form S-3 of which this prospectus is a part the resale of (a) 2,031,907 shares of common stock issuable upon conversion of our Series A Preferred Stock issued in the March and April 2007 private placement, (b) 4,866,584 shares of common stock issuable upon exercise of warrants “A”, warrants “B” and the “SWATW” Warrants issued in the March and April 2007 private placement and (c) 1,999,967 “SWATW” Warrants issued in the March and April 2007 private placement.

In October 2006, we completed a private placement consisting of $5,223,750 of securities. A total of $2,772,000 was closed consisting of 792,000 common stock units at $3.50 per unit with each unit including one share of common stock and three warrants to acquire common stock. In addition, a total of $2,451,750 was closed consisting of 700,500 convertible promissory note units at $3.50 per unit with each unit consisting of a 5.13% per annum convertible promissory note due January 31, 2007, unless earlier converted, and three warrants to acquire common stock. Each $3.50 of principal and interest due under the October 2006 notes automatically converted into one share of Series A Preferred Stock upon shareholder approval of such conversion at the special meeting of our shareholders held on December 28, 2006. As a result, we issued an aggregate of 709,180 shares of Series A Preferred Stock upon such conversion. Each share of Series A Preferred Stock is non-voting, pays no dividends, contains no liquidation preference and is convertible into one share of our common stock.

The warrants issued in October 2006 are convertible into an aggregate of up to 4,477,500 shares of common stock and consist of three separate warrants with the following terms: warrant “A” is exercisable at $4.75 per share for an aggregate of up to 1,492,500 shares of common stock and expires four years from closing; warrant “B” is exercisable at $4.75 per share for an aggregate of up to 1,492,500 shares of common stock and expires 18 months from closing; and the “SWATW” Warrant is exercisable for an aggregate of up to 1,492,500 shares of common stock. The terms of the October 2006 “SWATW” Warrants are identical to the terms of the March and April 2007 “SWATW” Warrants (and, therefore, our publicly traded “SWATW” Warrants). All October 2006 warrants are exercisable in cash, commencing six months after the closing date, and contain customary anti-dilution rights for stock splits and stock dividends.

We entered into registration rights agreements in connection with the October 2006 private placement pursuant to which we agreed to register the resale of (a) the common stock underlying the common stock units and the promissory note units and (b) the “SWATW” Warrants. The registration rights agreements were amended on December 15, 2006 to allow us to file a registration statement covering solely the shares of common stock contained in the common stock units and the common stock underlying the Series A Preferred Stock contained in the convertible promissory note units. Pursuant to the amendment, we agreed to use our best efforts in consultation with the investors to file a registration statement covering the resale of the shares of common stock underlying the warrants contained in the common stock units and the convertible promissory note units and the “SWATW” Warrants contained in the common stock units and the convertible promissory note units as soon as practicable based upon notice or guidance from the SEC as to when such securities may be registered for resale and, in the absence of such notice or guidance, based upon our and our counsel’s good faith judgment. On January 11, 2007, we filed a registration statement on Form S-3 covering the resale of the shares of common stock contained in the common stock units and the common stock underlying the Series A Preferred Stock contained in the convertible promissory note units and on January 24, 2007 the registration was declared effective by the SEC.

Accordingly, pursuant to the amendment to the October 2006 registration rights agreements, as amended, we are registering in the registration statement on Form S-3 of which this prospectus is a part the resale of (a) 4,477,500 shares of common stock issuable upon exercise of warrants “A”, warrants “B” and the “SWATW” Warrants issued in the October 2006 private placement and (b) 1,492,500 “SWATW” Warrants issued in the October 2006 private placement. In addition, we are registering (i) 8,680 shares of common stock arising from the accrued interest on the convertible notes and issuable upon conversion of our Series A Preferred Stock issued in the October 2006 private placement and (ii) 70,700 shares of common stock underlying the common stock units issued in October 2006 on behalf of certain selling shareholders, in each case that were omitted from the registration statement on Form S-3 that was declared effective by the SEC on January 24, 2007.

We entered into registration rights agreements with our placement agent in connection with the October 2006 private placement as well as with our advisor in connection with the Vizer Group merger pursuant to which we agreed to register the resale of a total of 275,010 shares of common stock underlying common stock purchase warrants. Accordingly, pursuant to the registration rights agreements, we are registering in the registration statement on Form S-3 of which this prospectus is a part the resale of 275,010 shares of common stock issuable upon the exercise of such warrants.

During the period from December 2002 to October 2004, we completed a series of private placements (“Original Private Placements”) to fund our operations prior to our public offering. The majority of these offerings were subscribed for by our then existing shareholders. All of the offerings contained customary demand and piggyback registration rights. These offerings are summarized as follows: In December 2002, we issued $297,000 in 8% convertible notes that were convertible at the rate of $16.93 per share and included approximately 6,900 warrants exercisable at $18.40 each. In June 2003, we issued $675,000 in 6% convertible notes that matured on December 31, 2006 and were convertible at the adjusted rate of $1.84 per share. In September 2003, we issued $345,000 in 6% convertible notes that matured on December 31, 2006 and were convertible at the adjusted rate of $1.66 per share and included approximately 21,700 warrants exercisable at the adjusted rate of $1.66 each. In June 2004, we issued $500,500 in 6% convertible notes that matured on December 31, 2006 and were convertible at the adjusted rate of $0.644 per share and included approximately 54,300 warrants exercisable at the adjusted rate of $0.644 each. In August 2004, we issued $292,000 in 6% convertible notes that matured on December 31, 2006 and were convertible at the adjusted rate of $0.644 per share. In October 2004, we issued $1,722,340 in 8% convertible notes that matured on December 31, 2006 and were convertible at the adjusted rate of $3.50 per share and included approximately 246,000 warrants exercisable at $5.15 each. As provided in their terms, all of the convertible notes and associated accrued interest not previously converted were automatically converted into common stock at the completion of the Company’s 2005 public offering. Additionally, all of the outstanding warrants from these offerings, excluding the December 2002 and October 2004 offering warrants, have been previously exercised for cash by the holders. Included with this registration statement are a total of 1,623,016 common shares that were issued as a result of these offerings.

We determined beneficial ownership in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the selling shareholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock.

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of August 6, 2007, by each of the selling shareholders. The number of shares in the column labeled “Securities Being Offered” represents all of the shares of common stock that each selling shareholder may offer under this prospectus. The table assumes that the selling shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares other than our agreement to maintain the effectiveness of this registration in accordance with the terms of the Registration Rights Agreements executed in connection with the October 2006 and March and April 2007 private placements.

Security With Advanced Technology, Inc.
Cumulative Registration Rights
August 2007

	Securities Beneficially Owned Prior to Offering

Name	Shares	Ref	Shares Underlying Warrants	Ref	SWATW Warrants	Total

Alva Terry Staples	32,076		84,000	1	28,000	144,076
Anders Brag	33,876	4	83,333	2	33,333	150,542
Andrea Bauer (6)	—		4,350	6	—	4,350
Bob Nieder	5,250		15,750	1	5,250	26,250
Brian Eliot Peierls (7)	215,341	8	94,250	8	37,700	347,291
Cambridge Holdings, Ltd. (13)	5,435		—		—	5,435
Chris Wrolstad	5,000		15,000	1	5,000	25,000
Christopher Pusey	3,543	9	10,500	1	3,500	17,543
Crestview Capital Master LLC (10)	—		100,000	10	—	100,000
David H. Drennen	—		9,300	11	—	9,300
David L. Gertz	7,000		21,000	1	7,000	35,000
E. Jeffrey Peierls (7)	288,707	12	130,750	12	52,300	471,757

Fiserv Trust CO FBO Brian Curd IRA 00197757001	3,500		10,500	1	3,500	17,500
Gregory Pusey (13)	265,297	13	42,000	1	14,000	321,297
Gregory Pusey - IRA (13)	4,746		—		—	4,746
Gregory and Jill Pusey - JTWROS (13)	2,452		—		—	2,452
Guarantee and Trust Co TTEE Kent J. Lund R/O IRA 44652392	3,500		10,500	1	3,500	17,500
Guarantee and Trust Co TTEE Steven D. Plissey R/O IRA 44648908	3,500		10,500	1	3,500	17,500
Guarantee and Trust Co TTEE Douglas H. Kelsall IRA 44648357	7,000		21,000	1	7,000	35,000
Guarantee and Trust Co TTEE George A. Johnson IRA R/O 44646297	5,250		15,750	1	5,250	26,250
Guarantee and Trust Co TTEE John David Kucera IRA 44647683	3,000		9,000	1	3,000	15,000
Guarantee and Trust Co TTEE Kim J. Gloystein IRA 44652330	7,000		21,000	1	7,000	35,000
Guarantee and Trust Co TTEE Lawrence E. Bathgate IRA 44646508	7,000		21,000	1	7,000	35,000
Guarantee and Trust Co TTEE Richard T. Huebner IRA 44646301 (5)	7,000		21,000	1	7,000	35,000
Guarantee and Trust Co TTEE Steven M. Bathgate IRA 44646693 (5)	14,000		42,000	1	14,000	70,000
Guarantee and Trust Co TTEE Vicki D.E. Barone IRA 44646315 (5)	3,500		10,500	1	3,500	17,500
H. Leigh Severance (14)	36,000		108,000	1	36,000	180,000
H.L. Severance Inc. Profit Sharing Plan and Trust (14)	8,000		24,000	1	8,000	40,000
H.L. Severance, Inc Pension Plan and Trust (14)	28,000		84,000	1	28,000	140,000
Hoff Farms LLP (15)	3,500		10,500	1	3,500	17,500
James Hosch (16)	—		20,800	16	—	20,800
James L. Cruce	13,086		21,000	1	7,000	41,086
Javier W. Baz	20,000		60,000	1	20,000	100,000
Jill Pusey (13)	65,561	17	42,000	1	14,000	121,561
Jill Pusey - IRA (13)	5,235		—		—	5,235
Jill Pusey CF Jacqueline Pusey (13)	28,303	18	10,500	1	3,500	42,303
Joy Drive Investments, LLLP (19)	67,593	19	133,334	19	66,667	267,594
Lance Baral	40,000		120,000	1	40,000	200,000
Lazarus Investment Partners LLLP (20)	203,258	20	929,000	20	343,000	1,475,258
Mark A. Bogani	3,500		10,500	1	3,500	17,500
Mark and Kangping Loewenstein	35,000		105,000	1	35,000	175,000
Michael Donnelly (5)	—		6,350	21	—	6,350
Nancy Stratton (5)	—		1,388	22	—	1,388
Paul W. Lewis	7,000		21,000	1	7,000	35,000
Richard T. Huebner (5) (23)	—		49,482	24	—	49,482
Robert and Laura Hill	35,700		107,100	1	35,700	178,500

	Securities Being Offered

Name	Shares	Shares Underlying Warrants	SWATW Warrants	Total

Alva Terry Staples	28,000	84,000	28,000	140,000
Anders Brag	33,876	83,333	33,333	150,542
Andrea Bauer (6)	—	1,850	—	1,850
Bob Nieder	—	15,750	5,250	21,000
Brian Eliot Peierls (7)	215,341	94,250	37,700	347,291
Cambridge Holdings, Ltd. (13)	5,435	—	—	5,435
Chris Wrolstad	—	15,000	5,000	20,000
Christopher Pusey	43	10,500	3,500	14,043
Crestview Capital Master LLC (10)	—	100,000	—	100,000
David H. Drennen	—	5,100	—	5,100
David L. Gertz	7,000	21,000	7,000	35,000
E. Jeffrey Peierls (7)	288,707	130,750	52,300	471,757

Fiserv Trust CO FBO Brian Curd IRA 00197757001	—	10,500	3,500	14,000
Gregory Pusey (13)	251,297	42,000	14,000	307,297
Gregory Pusey - IRA (13)	4,746	—	—	4,746
Gregory and Jill Pusey - JTWROS (13)	2,452	—	—	2,452
Guarantee and Trust Co TTEE Kent J. Lund R/O IRA 44652392	—	10,500	3,500	14,000
Guarantee and Trust Co TTEE Steven D. Plissey R/O IRA 44648908	—	10,500	3,500	14,000
Guarantee and Trust Co TTEE Douglas H. Kelsall IRA 44648357	—	21,000	7,000	28,000
Guarantee and Trust Co TTEE George A. Johnson IRA R/O 44646297	—	15,750	5,250	21,000
Guarantee and Trust Co TTEE John David Kucera IRA 44647683	—	9,000	3,000	12,000
Guarantee and Trust Co TTEE Kim J. Gloystein IRA 44652330	—	21,000	7,000	28,000
Guarantee and Trust Co TTEE Lawrence E. Bathgate IRA 44646508	—	21,000	7,000	28,000
Guarantee and Trust Co TTEE Richard T. Huebner IRA 44646301 (5)	—	21,000	7,000	28,000
Guarantee and Trust Co TTEE Steven M. Bathgate IRA 44646693 (5)	—	42,000	14,000	56,000
Guarantee and Trust Co TTEE Vicki D.E. Barone IRA 44646315 (5)	—	10,500	3,500	14,000
H. Leigh Severance (14)	—	108,000	36,000	144,000
H.L. Severance Inc. Profit Sharing Plan and Trust (14)	—	24,000	8,000	32,000
H.L. Severance, Inc Pension Plan and Trust (14)	—	84,000	28,000	112,000
Hoff Farms LLP (15)	—	10,500	3,500	14,000
James Hosch (16)	—	4,000	—	4,000
James L. Cruce	86	21,000	7,000	28,086
Javier W. Baz	—	60,000	20,000	80,000
Jill Pusey (13)	51,561	42,000	14,000	107,561
Jill Pusey - IRA (13)	5,235	—	—	5,235
Jill Pusey CF Jacqueline Pusey (13)	24,803	10,500	3,500	38,803
Joy Drive Investments, LLLP (19)	67,593	133,334	66,667	267,594
Lance Baral	—	120,000	40,000	160,000
Lazarus Investment Partners LLLP (20)	203,258	929,000	343,000	1,475,258
Mark A. Bogani	—	10,500	3,500	14,000
Mark and Kangping Loewenstein	—	105,000	35,000	140,000
Michael Donnelly (5)	—	3,850	—	3,850
Nancy Stratton (5)	—	988	—	988
Paul W. Lewis	—	21,000	7,000	28,000
Richard T. Huebner (5) (23)	—	31,232	—	31,232
Robert and Laura Hill	35,700	107,100	35,700	178,500

	Securities Beneficially Owned After Offering

Name	Shares	Shares Underlying Warrants	SWATW Warrants	Total	1% Holders *

Alva Terry Staples	4,076	—	—	4,076
Anders Brag	—	—	—	—
Andrea Bauer (6)	—	2,500	—	2,500
Bob Nieder	5,250	—	—	5,250
Brian Eliot Peierls (7)	—	—	—	—
Cambridge Holdings, Ltd. (13)	—	—	—	—
Chris Wrolstad	5,000	—	—	5,000
Christopher Pusey	3,500	—	—	3,500
Crestview Capital Master LLC (10)	—	—	—	—
David H. Drennen	—	4,200	—	4,200
David L. Gertz	—	—	—	—
E. Jeffrey Peierls (7)	—	—	—	—

Fiserv Trust CO FBO Brian Curd IRA 00197757001	3,500	—	—	3,500
Gregory Pusey (13)	14,000	—	—	14,000
Gregory Pusey - IRA (13)	—	—	—	—
Gregory and Jill Pusey - JTWROS (13)	—	—	—	—
Guarantee and Trust Co TTEE Kent J. Lund R/O IRA 44652392	3,500	—	—	3,500
Guarantee and Trust Co TTEE Steven D. Plissey R/O IRA 44648908	3,500	—	—	3,500
Guarantee and Trust Co TTEE Douglas H. Kelsall IRA 44648357	7,000	—	—	7,000
Guarantee and Trust Co TTEE George A. Johnson IRA R/O 44646297	5,250	—	—	5,250
Guarantee and Trust Co TTEE John David Kucera IRA 44647683	3,000	—	—	3,000
Guarantee and Trust Co TTEE Kim J. Gloystein IRA 44652330	7,000	—	—	7,000
Guarantee and Trust Co TTEE Lawrence E. Bathgate IRA 44646508	7,000	—	—	7,000
Guarantee and Trust Co TTEE Richard T. Huebner IRA 44646301 (5)	7,000	—	—	7,000
Guarantee and Trust Co TTEE Steven M. Bathgate IRA 44646693 (5)	14,000	—	—	14,000
Guarantee and Trust Co TTEE Vicki D.E. Barone IRA 44646315 (5)	3,500	—	—	3,500
H. Leigh Severance (14)	36,000	—	—	36,000
H.L. Severance Inc. Profit Sharing Plan and Trust (14)	8,000	—	—	8,000
H.L. Severance, Inc Pension Plan and Trust (14)	28,000	—	—	28,000
Hoff Farms LLP (15)	3,500	—	—	3,500
James Hosch (16)	—	16,800	—	16,800
James L. Cruce	13,000	—	—	13,000
Javier W. Baz	20,000	—	—	20,000
Jill Pusey (13)	14,000	—	—	14,000
Jill Pusey - IRA (13)	—	—	—	—
Jill Pusey CF Jacqueline Pusey (13)	3,500	—	—	3,500
Joy Drive Investments, LLLP (19)	—	—	—	—
Lance Baral	40,000	—	—	40,000
Lazarus Investment Partners LLLP (20)	—	—	—	—
Mark A. Bogani	3,500	—	—	3,500
Mark and Kangping Loewenstein	35,000	—	—	35,000
Michael Donnelly (5)	—	2,500	—	2,500
Nancy Stratton (5)	—	400	—	400
Paul W. Lewis	7,000	—	—	7,000
Richard T. Huebner (5) (23)	—	18,250	—	18,250
Robert and Laura Hill	—	—	—	—

Security With Advanced Technology, Inc.
Cumulative Registration Rights
August 2007

	Securities Beneficially Owned Prior to Offering

Name	Shares	Ref	Shares Underlying Warrants	Ref	SWATW Warrants	Total

Roger May	7,126		189,424	25	7,126	203,676
Ross Krueger (Profit Sharing) (23)	28,571		85,713	1	28,571	142,855
Ross T. Krueger (41)	14,000		42,000	1	14,000	70,000
Silex Fund, LLC (26)	101,388	26	200,000	3	100,000	401,388
Steven M. Bathgate (5) (23)	—		48,988	27	—	48,988
The Don and Verla Yager Living Trust	3,543	28	10,500	1	3,500	17,543
The Peierls Foundation, Inc. (7)	925,446	29	459,250	2	183,700	1,568,396
Thomas D. Wolf	3,500		10,500	1	3,500	17,500
U. D. J. N. Peierls for B. E. Peierls (7)	17,582	30	43,250	2	17,300	78,132
U. D. J. N. Peierls for E. J. Peierls (7)	17,582	30	43,250	2	17,300	78,132

U.D. Ethel F. Peierls Charitable Lead Unitrust (7)	151,944	31	62,500	2	25,000	239,444
Vermut Weinberger Living Trust - c\o T. Weinberger TTEE (32)	7,086	32	21,000	1	7,000	35,086
Vicki D.E. Barone (5) (23)	1,603		52,265	33	1,603	55,471
Vincent Schmitz	157,388	34	368,000	35	156,000	681,388
Vision Opportunity Master Fund, Ltd.(36)	1,710,707	36	5,396,667	37	2,026,667	9,134,041

Totals	4,680,175		9,700,244		3,492,467	17,872,886

	Securities Being Offered

Name	Shares	Shares Underlying Warrants	SWATW Warrants	Total

Roger May	—	189,424	7,126	196,550
Ross Krueger (Profit Sharing) (23)	—	85,713	28,571	114,284
Ross T. Krueger (41)	—	42,000	14,000	56,000
Silex Fund, LLC (26)	101,388	200,000	100,000	401,388
Steven M. Bathgate (5) (23)	—	30,738	—	30,738
The Don and Verla Yager Living Trust	43	10,500	3,500	14,043
The Peierls Foundation, Inc. (7)	925,446	459,250	183,700	1,568,396
Thomas D. Wolf	—	10,500	3,500	14,000
U. D. J. N. Peierls for B. E. Peierls (7)	17,582	43,250	17,300	78,132
U. D. J. N. Peierls for E. J. Peierls (7)	17,582	43,250	17,300	78,132

U.D. Ethel F. Peierls Charitable Lead Unitrust (7)	151,944	62,500	25,000	239,444
Vermut Weinberger Living Trust - c\o T. Weinberger TTEE (32)	86	21,000	7,000	28,086
Vicki D.E. Barone (5) (23)	—	34,015	1,603	35,618
Vincent Schmitz	101,388	368,000	156,000	625,388
Vision Opportunity Master Fund, Ltd.(36)	1,193,707	5,396,667	2,026,667	8,617,041

Totals	3,734,299	9,619,094	3,492,467	16,845,860

	Securities Beneficially Owned After Offering

Name	Shares	Shares Underlying Warrants	SWATW Warrants	Total	1% Holders *

Roger May	7,126	—	—	7,126
Ross Krueger (Profit Sharing) (23)	28,571	—	—	28,571
Ross T. Krueger (41)	14,000	—	—	14,000
Silex Fund, LLC (26)	—	—	—	—
Steven M. Bathgate (5) (23)	—	18,250	—	18,250
The Don and Verla Yager Living Trust	3,500	—	—	3,500
The Peierls Foundation, Inc. (7)	—	—	—	—
Thomas D. Wolf	3,500	—	—	3,500
U. D. J. N. Peierls for B. E. Peierls (7)	—	—	—	—
U. D. J. N. Peierls for E. J. Peierls (7)	—	—	—	—

U.D. Ethel F. Peierls Charitable Lead Unitrust (7)	—	—	—	—
Vermut Weinberger Living Trust - c\o T. Weinberger TTEE (32)	7,000	—	—	7,000
Vicki D.E. Barone (5) (23)	1,603	18,250	—	19,853
Vincent Schmitz	56,000	—	—	56,000
Vision Opportunity Master Fund, Ltd.(36)	517,000	—	—	517,000	6.0%

Totals	945,876	81,150	—	1,027,026

1	33.33% of these shares represent common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, 33.33% of these shares represent common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and 33.33% of these shares represent common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

2	40% of these shares represent common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, 20% of these shares represent common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and 40% of these shares represent common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

3	50% of these shares represent common stock issuable upon exercise of warrants “A”, whether or not presently exercisable and 50% of these shares represent common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

4	Consists of shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

5	Investor (or the beneficiary of investor’s IRA) is employed by Bathgate Capital Partners, LLC, which served as a placement agent for the Company’s October 2006 private placement and the advisor for the Vizer Group merger.

6	Includes: (i) 1,000 shares of common stock issuable under 2006 Placement Agent Warrants (500 each issuable at $4.92 and $5.00) and (ii) 850 shares of common stock issuable under the 2006 Advisor’s Warrants.

7	E. Jeffrey Peierls and Brian Eliot Peierls are brothers. E. Jeffrey Peierls is president of The Peierls Foundation, Inc., trustee of U.D. Ethel F. Peierls Charitable Lead Unitrust, and beneficiary of the U.D.J.N. Peierls for E. J. Peierls. Brian Eliot Peierls is beneficiary of the U.D.J.N. Peierls for B. E. Peierls.

8	Includes 177,031 shares of common stock issued in the Original Private Placement offerings. Includes 38,314 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible. Shares underlying warrants consist of the following: (i) 40% of the shares represent common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, (ii) 20% of the shares represent common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and (iii) 40% of the rights represent common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

9	Includes 43 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

10	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities. Shares underlying warrants consists of common stock issuable upon exercise of warrants “A”, whether or not presently exercisable.

11	Investor (or the beneficiary of investor’s IRA) is employed by Bathgate Capital Partners, LLC, which served as a placement agent for the Company’s October 2006 private placement and the advisor for the Vizer Group merger. Includes: (i) 3,600 shares of common stock issuable under the 2006 placement agent warrants (1,800 each exercisable at $4.92 and $5.00) and (ii) 1,500 shares of common stock issuable under the 2006 Advisor’s Warrants.

12	Includes 235,555 shares of common stock issued in the Original Private Placement offerings. Includes 53,152 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible. Shares underlying warrants consist of the following: (i) 40% of the shares represent common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, 20% of the shares represent common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and 40% of the shares represent common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

13	Mr. Pusey and his immediate family consist of Mr. Pusey’s wife, Jill Pusey, and Mr. Pusey’s daughter, Jacqueline Pusey. Mr. Pusey is the president, principal shareholder and a director of Cambridge Holdings, Ltd., for which he disclaims beneficial ownership. Includes 173 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible. Includes shares of common stock issued in the Original Private Placement offerings totaling; 251,124 shares held by Mr. Pusey, 4,746 shares held by Mr. Pusey’s IRA, 51,388 shares held by Jill Pusey, 5,235 shares held by Jill Pusey’s IRA, 2,452 shares held jointly by Mr. and Mrs. Pusey, 24,760 shares held by Jacqueline Pusey and 5,435 shares held by Cambridge Holdings, Ltd.

14	Does not include shares or warrants held by one or more of H. Leigh Severance, H.L. Severance, Inc. Pension Plan, and H.L. Severance, Inc. Profit Sharing Plan, and reported elsewhere in this table.

15	Control Person is R. Paul Hoff.

16	Investor (or the beneficiary of investor’s IRA) is employed by Newbridge Securities Corporation, which served as a co-underwriter of the Company’s 2005 initial public offering. Investor received these securities from Bathgate Capital Partners, LLC in connection with the Company’s October 2006 private placement. Consists of 4,000 shares of common stock issuable under the 2006 Placement Agent Warrants (2,000 each exercisable at $4.92 and $5.00).

17	Includes 173 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

18	Includes 43 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

19	Control Person is Michael S. Smith, General Partner. Includes 173 shares of common stock issuable upon exercise of the Company’s Series A Convertible Preferred Stock, whether or not presently convertible. Shares underlying warrants consist of the following: (i) 50% of the shares represent common stock issuable upon exercise of warrants “A”, whether or not presently exercisable and 50% of the shares represent common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

20	Control Person is Justin Borus. Includes 203,258 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible. Shares underlying warrants consist of the following: (i) 343,000 shares of common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, (ii) 243,000 shares of common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and (iii) 343,000 shares of common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

21	Includes: (i) 3,000 shares of common stock issuable under the 2006 Placement Agent Warrants (1,500 each exercisable at $4.92 and $5.00) and (ii) 850 shares of common stock issuable under the 2006 Advisor’s Warrants.

22	Includes: (i) 788 shares of common stock issuable under the 2006 Placement Agent Warrants (394 each exercisable at $4.92 and $5.00) and (ii) 200 shares of common stock issuable under the 2006 Advisor’s Warrants.

23	Does not include shares or warrants held by this selling shareholder’s IRA or profit sharing plan, as applicable, and reported elsewhere in this table.

24	Includes: (i) 22,732 shares of common stock issuable under the 2006 Placement Agent Warrants (11,366 each exercisable at $4.92 and $5.00) and (ii) 8,500 shares of common stock issuable under the 2006 Advisor’s Warrants.

25	Includes: (i) 168,046 shares of common stock issuable under the 2006 Placement Agent Warrants (84,023 each exercisable at $4.92 and $5.00) , (ii) 7,126 shares of common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, (iii) 7,126 shares of common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and (iv) 7,126 shares of common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

26	Control Person is Robert H. Taggart, Jr., Managing Member. Includes 108,388 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible. Shares underlying warrants consists of the following: (i) 50% of the shares represent common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, and (ii) 50% of the shares represent common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

27	Includes: (i) 22,238 shares of common stock issuable under the 2006 Placement Agent Warrants (11,119 each exercisable at $4.92 and $5.00) and (ii) 8,500 shares of common stock issuable under the 2006 Advisor’s Warrants.

28	Includes 43 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

29	Includes 738,753 shares of common stock issued in the Original Private Placement offerings. Includes 186,693 shares of common stock issuable upon exercise of the registrant’s Series A Convertible Preferred Stock, whether or not presently convertible.

30	Includes 17,582 shares of common stock issuable upon exercise of the registrant’s Series A Convertible Preferred Stock, whether or not presently convertible.

31	Includes 126,537 shares of common stock issued in the Original Private Placement offerings. Includes 25,407 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

32	Control Person is Thomas Weinberger, Trustee. Includes 86 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

33	Includes: (i) 20,706 shares of common stock issuable under the 2006 Placement Agent Warrants (10,353 each exercisable at $4.92 and $5.00) and (ii) 8,500 shares of common stock issuable under the 2006 Advisor’s Warrants. Also includes the following: (i) 1,603 shares of common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, (ii) 1,603 shares of common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, (iii) and 1,603 shares of common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

34	Includes 101,388 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

35	Shares underlying warrants consist of the following: (i) 156,000 shares of common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, (ii) 56,000 shares of common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and (iii) 156,000 shares of common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

36	Control Person is Adam Benowitz, Director. Includes 1,491,707 shares of common stock issuable upon exercise of the Company’s Series A Preferred Stock, whether or not presently convertible.

35	Shares underlying warrants consists of the following: (i) 1,926,667 shares of common stock issuable upon exercise of warrants “A”, whether or not presently exercisable, (ii) 1,443,333 shares of common stock issuable upon exercise of warrants “B”, whether or not presently exercisable, and (iii) 2,026,667 shares of common stock issuable upon exercise of “SWATW” Warrants, whether or not presently exercisable.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus, upon the companies notification in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the our notification in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling shareholder that it may not use shares registered in this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to our registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by the selling shareholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling shareholder. These regulations may affect the marketability of these shares of our common stock.

LEGAL MATTERS

The validity of the common stock and warrants being offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, P.C., Denver, Colorado.

EXPERTS

The financial statements of Security With Advanced Technology, Inc. as of December 31, 2006 and for each of the years in the two-year period then ended, incorporated herein by reference, have been so incorporated in reliance upon the report of GHP Horwath, P.C., independent registered public accounting firm, which describes an uncertainty related to our ability to continue as a going concern, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock and warrants offered by this prospectus.

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or the supplement.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our finances. This prospectus incorporates by reference:

•	Our annual report on Form 10-KSB for the year ended December 31, 2006;
•	Our definitive proxy statement on Schedule 14A filed with the SEC on June 22, 2006;
•	Our quarterly report on Form 10-QSB for the three month period ended March 31, 2007;
•	Our quarterly report on Form 10-QSB for the three and six month periods ended June 30, 2007;
•	Our current reports on Form 8-K filed with the SEC on July 13, 2007, June 29, 2007, June 5, 2007, April 20, 2007, March 27, 2007, May 26, 2007 and January 4, 2007; and
•	The description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on October 28, 2005.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of such information and our filings with the SEC, at no cost, by writing or calling us at the following address or telephone number:

Security With Advanced Technology, Inc.
10855 Dover St., Suite 1000
Westminster, CO 80021
(303) 439-0372

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Limitation of Director Liability

Our bylaws limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Indemnification

Our bylaws require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law. Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

•	acted in good faith;
•	if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and
•	in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

Under Colorado law, a corporation may not indemnify an officer or director if:

•	in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or
•	in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, sales person or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and NASDAQ filing fee, the amounts stated are estimates.

SEC Registration Fee	$1,572.69
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous	$3,427.31

Total:	$20,000.00

Item 15.   Indemnification of directors and officers.

Our bylaws limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law. Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

•	acted in good faith;
•	if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and
•	in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

Under Colorado law, a corporation may not indemnify an officer or director if:

•	in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or
•	in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Item 16.   Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A Convertible Preferred Stock of A4S Security, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on October 3, 2006).
3.2	Certificate of Amendment to the Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A Convertible Preferred Stock of Security With Advanced Technology, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on March 27, 2007).
4.1	Form of Convertible Promissory Note for October 2006 private placement (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on October 3, 2006).
4.2	Form of Warrant “A” for October 2006 private placement (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on October 3, 2006).
4.3	Form of Warrant “B” for October 2006 private placement (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on October 3, 2006).
4.4	Form of SWATW Warrant Agreement and Certificate for October 2006 private placement (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on October 3, 2006).
4.5	Form of Convertible Promissory Note for March 2007 private placement (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on March 27, 2007).
4.6	Form of Warrant “A” for March 2007 private placement (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on March 27, 2007).
4.7	Form of Warrant “B” for March 2007 private placement (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on March 27, 2007).
4.8	Form of SWATW Warrant Agreement and Certificate for March 2007 private placement (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on March 27, 2007).
4.9	Form of Convertible Promissory Note for April 2007 private placement (incorporated by reference to Exhibit 4.5 to the Registrant’s Form 10-KSB filed on April 17, 2007).
4.10	Form of Warrant “A” for April 2007 private placement (incorporated by reference to Exhibit 4.6 to the Registrant’s Form 10-KSB filed on April 17, 2007).
4.11	Form of SWATW Warrant Agreement and Certificate for April 2007 private placement (incorporated by reference to Exhibit 4.11 to the Registrant’s Form 10-KSB filed on April 17, 2007).
4.12	Form of $5.00 2006 Placement Agent’s Warrant
4.13	Form of $4.92 Placement Agent’s Warrant
4.14	Form of 2006 Advisor’s Warrant
5.1	Legal Opinion of Brownstein Hyatt Farber Schreck, P.C.
10.1	Securities Purchase Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on October 3, 2006).
10.2	Subscription Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on October 3, 2006).
10.3	Registration Rights Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on October 3, 2006).
10.4	First Amendment to Registration Rights Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-3 filed on January 11, 2007).
10.5	Securities Purchase Agreement for March 2007 private placement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on March 27, 2007).
10.6	Registration Rights Agreement for March 2007 private placement (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on March 27, 2007).
10.7	Securities Purchase Agreement for April 2007 private placement (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 17, 2007).
10.8	Registration Rights Agreement for April 2007 private placement (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 17, 2007).
23.1	Consent of Brownstein Hyatt Farber Schreck, P.C. (included in Exhibit 5.1).
23.2	Consent of GHP Horwath, P.C.
24.1	Power of Attorney (included on the signature page of this registration statement).

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned on August 27, 2007.

SECURITY WITH ADVANCED TECHNOLOGY, INC., a Colorado corporation
By: /s/ Jeffrey G. McGonegal Name: Jeffrey G. McGonegal Title: Chief Financial Officer

POWER OF ATTORNEY

                We, the undersigned officers and directors of Security With Advanced Technology, Inc. hereby severally constitute Jeffrey G. McGonegal our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Security With Advanced Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney has been signed below by the following persons in the capacities indicated on August 27, 2007:

Name and Signature	Title

/s/ Scott G. Sutton Scott G. Sutton	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Gregory Pusey Gregory Pusey	Chairman of the Board of Directors and Secretary

/s/ Jeffrey G. McGonegal Jeffrey G. McGonegal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas R. Marinelli Thomas R. Marinelli	Director

/s/ Gail Schoettler Gail Schoettler	Director

/s/ Barry C. Loder Barry C. Loder	Director

/s/ Robert J. Williams Robert J. Williams	Director

/s/ David Welch David Welch	Director

Exhibits Index

Exhibit No.	Description

3.1	Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A Convertible Preferred Stock of A4S Security, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on October 3, 2006).
3.2	Certificate of Amendment to the Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A Convertible Preferred Stock of Security With Advanced Technology, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on March 27, 2007).
4.1	Form of Convertible Promissory Note for October 2006 private placement (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on October 3, 2006).
4.2	Form of Warrant “A” for October 2006 private placement (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on October 3, 2006).
4.3	Form of Warrant “B” for October 2006 private placement (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on October 3, 2006).
4.4	Form of SWATW Warrant Agreement and Certificate for October 2006 private placement (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on October 3, 2006).
4.5	Form of Convertible Promissory Note for March 2007 private placement (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on March 27, 2007).
4.6	Form of Warrant “A” for March 2007 private placement (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on March 27, 2007).
4.7	Form of Warrant “B” for March 2007 private placement (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on March 27, 2007).
4.8	Form of SWATW Warrant Agreement and Certificate for March 2007 private placement (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on March 27, 2007).
4.9	Form of Convertible Promissory Note for April 2007 private placement (incorporated by reference to Exhibit 4.5 to the Registrant’s Form 10-KSB filed on April 17, 2007).
4.10	Form of Warrant “A” for April 2007 private placement (incorporated by reference to Exhibit 4.6 to the Registrant’s Form 10-KSB filed on April 17, 2007).
4.11	Form of SWATW Warrant Agreement and Certificate for April 2007 private placement (incorporated by reference to Exhibit 4.11 to the Registrant’s Form 10-KSB filed on April 17, 2007).
4.12	Form of $5.00 2006 Placement Agent’s Warrant
4.13	Form of $4.92 Placement Agent’s Warrant
4.14	Form of 2006 Advisor’s Warrant
5.1	Legal Opinion of Brownstein Hyatt Farber Schreck, P.C.
10.1	Securities Purchase Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on October 3, 2006).
10.2	Subscription Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on October 3, 2006).
10.3	Registration Rights Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on October 3, 2006).
10.4	First Amendment to Registration Rights Agreement for October 2006 private placement (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-3 filed on January 11, 2007).
10.5	Securities Purchase Agreement for March 2007 private placement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on March 27, 2007).
10.6	Registration Rights Agreement for March 2007 private placement (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on March 27, 2007).
10.7	Securities Purchase Agreement for April 2007 private placement (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 17, 2007).
10.8	Registration Rights Agreement for April 2007 private placement (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 17, 2007).
23.1	Consent of Brownstein Hyatt Farber Schreck, P.C. (included in Exhibit 5.1).
23.2	Consent of GHP Horwath, P.C.
24.1	Power of Attorney (included on the signature page of this registration statement).